Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2020, relating to the consolidated financial statements of Zix Corporation and subsidiaries and our report dated March 6, 2020, relating to effectiveness of internal control over financial reporting, each of which appear in the Annual Report on Form 10-K of Zix Corporation and subsidiaries for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Plano, Texas
June 1, 2020